Exhibit 23.2

CONSENT OF QUALIFIED PERSON

Samuel Engineering, Inc. (the “Expert”), in connection with the Form 6-K dated as of the date of this consent, filed by Guardian Metal Resources PLC (the “Company”) and any amendments and/or exhibits thereto (collectively, the “Form 6-K”) disclosing the Pre-Feasibility Study for the Company’s Pilot Mountain Tungsten Project (the “PFS”), consents to:

●
the public filing and use of the PFS, titled “S-K 1300 Preliminary Feasibility Study Technical Report, Pilot Mountain Tungsten Project, Mineral County, Nevada, USA”, with an effective date of this consent, that was prepared by the Expert and in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (the “SEC”), as an exhibit to and/or referenced in the Form 6-K.

●
the use of and references to the Expert, including its status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Form 6-K and the PFS. and

●
the information derived, summarized, quoted or referenced from the PFS, or portions thereof, that was prepared by the Expert, that the Expert supervised the preparation of and/or that was reviewed and approved by the Expert, that is included or incorporated by reference in the Form 6-K.

Dated: June 30, 2026

/s/ Josh Maida
Josh Maida, PE, MBA, PMP
President
Samuel Engineering, Inc.
8450 E. Crescent Pkwy, Ste 200
Greenwood Village, CO 80111

#22368787v2